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                                     AMENDMENT TO
                               ASSET PURCHASE AGREEMENT


         This Amendment to the Asset Purchase Agreement entered into as of October 31, 1997 (the "Purchase Agreement") by and among Recycling Industries of Wisconsin, Inc., Recycling Industries, Inc., Grossman Brothers Company, and Milwaukee Metal Briquetting Co., Inc., is entered into as of December 5, 1997.

         This Amendment Agreement amends and restates the Purchase Agreement as specified below. Except as amended by this Amendment Agreement, all of the terms and conditions of the Purchase Agreement will remain in full force and effect and all of the definitions provided in the Purchase Agreement are incorporated herein.

         1. CASH AT CLOSING. Buyer agrees to pay to Sellers $3,726,203 in cash at Closing, subject to adjustment pursuant to paragraph (iv) of this paragraph 2.

         2.   Section 2(a)(iv) shall be amended to read as follows:

              [1] CLOSING ADJUSTMENT TO ASSET PURCHASE PRICE FOR INVENTORY AND RECEIVABLES. The parties have conducted an appraisal and evaluation of the inventory to be purchased by Buyer hereunder (the "Inventory Evaluation") in accordance with procedures set forth in paragraph (b) below. Notwithstanding Buyer's previous due diligence, the Purchase Price shall be reduced on a dollar-for-dollar basis to the extent that the net asset value of the inventory as shown on such inventory evaluation, together with the aggregate Receivables, is less than $3,726,203. Such reduction shall be affectuated by a corresponding reduction in the Assumed Liabilities which Buyer is obligated to assume hereunder. The reduction to the Purchase Price hereunder shall be limited to the aggregate value of the Assumed liabilities. Similarly, the Purchase Price shall be increased on a dollar-for-dollar basis to the extent that the net asset value of Receivables and inventory (as shown on the Inventory Evaluation) exceeds $3,726,203. Buyer shall pay to Sellers any such surplus within five business days of the final determination of the Inventory Evaluation, subject to adjustment pursuant to paragraph (vi) of this paragraph 2.

              [2] The parties acknowledge that during the period December 1 to December 5, 1997, Sellers have operated the Business as

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    agents for the Buyer.  As promptly as possible, but in no event later than ten days after the Closing, Sellers and Buyer shall exchange information sufficient to determine the net amount due from Sellers to Buyer or from Buyer to Sellers as a result of such transactions (the "Stub Period Adjustment"). Without limiting the generality of the foregoing, Buyer shall receive the benefit of all receivables, inventory and cash (except that applied to Assumed Payables) and shall pay all expenses related to the Business except Excluded Liabilities and payments to Art Grossman or employees in excess of ordinary wages and salaries.

         3.   Section 5(d) shall be revised to read as follows:

              COBRA. Sellers will comply with the provisions of COBRA, Pub. L. No. 99-272, 99th Cong., 2d Sess. (1987), and any similar state statute, relating to continuation of health benefits to employees as they apply to the transaction contemplated hereby. Sellers have complied with all COBRA requirements for all persons who ceased to be employees of Sellers prior to the Closing Date and any liabilities for any COBRA claims under any medical plan of Sellers arising out of transactions occurring prior to the Closing Date shall be the sole responsibility of Sellers.

         4. The following provision shall be added as section 13(p) of the Agreement.

              (p) 401(k) INDEMNIFICATION. Sellers agree to indemnify Buyer for any costs, taxes, liabilities or penalties Buyer incurs as a result of Buyer adopting Seller's 401(k) retirement plan, to the extent that such costs, taxes, liabilities or penalties are attributable to the operation or documentation of Seller's 401(k) retirement plan prior to Buyer's adoption of the plan. Sellers will reimburse Buyer for the amount of any "top-heavy minimum contribution" the Buyer is required to make to the 401(k) retirement plan for the 1997 plan year.

         5. The parties agree to a Closing Date of December 5, 1997, with the Closing effective as of December 1, 1997.


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         IN WITNESS WHEREOF, the parties have executed this Amendment Agreement as of the date first written above.


                                       GROSSMAN BROTHERS COMPANY

                                       BY  /s/ Arthur Grossman
                                         ---------------------------------
                                         Its   President
                                            ------------------------------

                                       MILWAUKEE METAL
                                       BRIQUETTING CO., INC.

                                       BY  /s/ Arthur Grossman
                                         ---------------------------------
                                         Its   President
                                            ------------------------------

                                       ARTHUR GROSSMAN, individually

                                         /s/ Arthur Grossman
                                       -----------------------------------

                                       RECYCLING INDUSTRIES OF
                                       WISCONSIN, INC.

                                       BY /s/ Thomas J.  Wiens
                                         ---------------------------------
                                         Its   Chairman and CEO
                                            ------------------------------

                                       RECYCLING INDUSTRIES, INC.

                                       BY /s/ Thomas J.  Wiens
                                         ---------------------------------
                                         Its    Chairman and CEO
                                            ------------------------------

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